SHARE EXCHANGE AGREEMENT

DATED EFFECTIVE AS OF JULY ___, 2010

BY AND AMONG

REGAL GROUP, INC.,

CERTAIN SHAREHOLDERS OF REGAL GROUP, INC.,

UHF LOGISTICS LIMITED.,

THE SHAREHOLDERS OF UHF LOGISTICS LIMITED

AND

CERTAIN SENIOR MANAGEMENT MEMBERS OF SHENZHEN RUI PU DA
ELECTRONIC TECHNOLOGY COMPANY LTD.

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated July ___, 2010 is entered into by and among Regal Group Inc., a Nevada Corporation (“Pubco”), the shareholders of Pubco listed on Annex A hereof (the “Pubco Shareholders”), UHF Logistics Limited, a Hong Kong corporation (“Priveco”), the shareholders of Priveco listed on Annex B hereof (the “Selling Shareholders”) and certain members of senior management of Shenzhen Rui Pu Da Electronic Technology Company Ltd., a China corporation (the “Purchasing Shareholders”) listed on Annex C hereof.

WITNESSETH:

WHEREAS, the Selling Shareholders are the registered and beneficial owners of 10,000 shares of Priveco common stock (the “Priveco Shares”);

WHEREAS, Pubco has agreed to issue 12,000,000 shares of its common stock, par value US$0.001 (the “Newly Issued Pubco Shares”) to the Selling Shareholders as consideration for the purchase by Pubco of all of the Priveco Shares held by the Selling Shareholders;

WHEREAS, the Pubco Shareholders have agreed to sell, transfer and convey an aggregate of 14,500,000 shares of common stock of Pubco currently held by them (the “Pubco Issued Shares” and collectively with the Newly Issued Pubco Shares, the “Pubco Shares”), to the Purchasing Shareholders each in such amounts as set forth in Annex C hereof;

WHEREAS, Pubco and the Pubco Shareholders, as principals of Pubco, will derive substantial direct and indirect benefit from the transactions contemplated by this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell the Priveco Shares to Pubco in exchange for the Pubco Shares.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached or referenced to herein, as well as all amendments and supplements, if any, to this Agreement;

(b)
“Closing” shall mean the completion of the Transaction, in accordance with Section 9 hereof, at which time the Closing Documents (except for those documents or other items specifically required to be exchanged at a later time) shall be exchanged by the parties;

(c)
“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 7.1 and 7.2 respectively;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to the terms of this Agreement;

(e)	“EBITDA” means the accounting term that refers to Earnings Before Income Tax, Depreciation and Amortization, calculated in accordance with GAAP as defined herein;

(f)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(g)	“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(h)
“Improvements” means any derivative technology, new or useful process, manufacture, methods, techniques, trade secrets, software, and Transferred Know How whether patentable or unpatentable, discovered, developed, created, conceived or first reduced to practice, from or as a result of use of the Intellectual Property including, but not limited to: (1) Improvements which relate to or are derived from the practice of any of the Intellectual Property, (2) Improvements which are necessary or useful to make, use, develop or sell any of the inventions described in the Patents or (3) Improvements which are modifications to, or enhancements of, the inventions described in the Patents;

(i)
“Intellectual Property” means all proprietary rights, including, without limitation, all patents, patent rights, patent applications, copyrights, copyright registrations, trade secrets, business methodologies, processing methodologies, methodologies, system architecture, trademarks and service marks and confidential information;

(j)
“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(k)	“Management” shall refer to the following individuals: [Eric Wildstein and Parrish Medley];

(l)
“Priveco Shares” shall mean the 10,000 shares of Priveco common stock held by and issued in the name of the Selling Shareholders, which constitute all of the issued and outstanding common stock of Priveco;

(m)
“Pubco Shares” shall mean an aggregate of 26,500,000, on a post-transaction basis, shares of Pubco common stock, par value US$0.001 which are all fully paid and non-assessable, to be issued to the Selling Shareholders by Pubco or sold to the Purchasing Shareholders by the Pubco Shareholders on the Closing Date;

(n)	“SEC” shall mean the Securities and Exchange Commission;

(o)	“Securities Act” shall mean the Securities Act of 1933, as amended;

(p)
“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(q)
“Transaction” shall mean the purchase of the Priveco Shares by Pubco from the Selling Shareholders in consideration for the issuance of the Newly Issued Pubco Shares, and the sale of the Pubco Issued Shares to the Selling Shareholders by the Pubco Shareholders, as set forth in this Agreement;

(r)	Transferred Intellectual Property Rights” means the Transferred System Software and Transferred Patents and Patent Applications;

(s)
“Transferred Know How” means the techniques and information owned or developed by Priveco in connection with the Transferred Intellectual Property Rights, the titles of which are listed in Schedule 1.1(s);

(t)
“Transferred Patents and Patent Applications” means the patents and patent applications listed in Schedule 1.1(t), and any corresponding applications, divisions, continuations, reissue, extensions, substitutions, and continuations-in-part thereof;

(u)
“Transferred System Software” means the current version of the computer program generally described on Schedule 1.1(u), existing as of the date hereof except third party packages as listed on Schedule 1.1(u); and

(v)	“Shenzhen RPD” means Shenzhen Rui Pu Da Electronic Technology Company Ltd., a corporation incorporated under the laws of China and which is 100% owned by Priveco.

1.2	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND SALE OF SHARES

2.1
Offer, Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, (i) the Selling Shareholders hereby covenant and agree to sell, assign and transfer to Pubco, and Pubco hereby covenants and agrees to purchase from the Selling Shareholders all of the Priveco Shares held by the Selling Shareholders; and (ii) the Pubco Shareholders agree to sell, assign and transfer to the Purchasing Shareholders, and the Purchasing Shareholders agree to Purchase from the Pubco Shareholders, the Pubco Issued Shares.

2.2
Consideration for Sale to Pubco.  As consideration for the sale of the Priveco Shares by the Selling Shareholders to Pubco, Pubco shall allot and issue the Newly Issued Pubco Shares to the Selling Shareholders or their nominees in such amounts as set out opposite each Selling Shareholder’s name in Schedule 2.2.

2.3
Consideration for Sale by Pubco Shareholders.  The Purchasing Shareholder listed in Annex C hereof, hereby agree to purchase the Pubco Issued Shares from the Pubco Shareholders for a purchase price of US$145,000, payable as follows:

(a)	20% of the purchase price, or US$29,000 shall be paid to the Pubco Shareholders in cash, at Closing; and

(b)
The remaining 80%, or US$116,000 shall be evidenced by a promissory note issued by the Selling Shareholders in favor of the Pubco Shareholders substantially in the form included as Exhibit A hereof.  The payment of the promissory note shall be secured by the Pubco Issued Shares which shall be held in escrow until the expiry of such promissory note and released only upon complete payment thereof, or unless otherwise agreed to between the parties in writing.

2.4
The Selling Shareholders acknowledge and agree that the Pubco Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act.  As required by applicable federal and state securities law, the Selling Shareholders agree to abide by all applicable resale restrictions and holding periods imposed by all applicable securities legislation.  All certificates representing the Pubco Shares issued to the Selling Shareholders on Closing will contain the following legend pursuant to the Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”

2.5	Manner and Basis of Exchanging Shares. Upon the execution of this Agreement:

(a)
Subject to the terms of Section 2.6(b) below, and upon the delivery of each Selling Shareholder of his, her or its certificate representing the Priveco Shares, duly executed and endorsed in blank, each Priveco Shares shall be exchanged into the right to receive that number of Newly Issued Pubco Shares equal to 12,000,000 divided by the total number of Priveco Shares to be purchased by Pubco pursuant to this Agreement (the “Exchange”), so that after giving effect to the Exchange, Pubco shall be the holder of all of the Priveco Shares.  The total number of Newly Issued Pubco Shares that shall be issued to the Selling Shareholders shall be 12,000,000 shares.

(b)
In order to protect Pubco from third party claims relating to the Intellectual Property, the Selling Shareholders hereby agree that the Newly Issued Pubco Shares to be issued to each of the Selling Shareholders shall be deposited in escrow for a period of one year (the “Escrow Shares”) and shall be released in accordance with Section 11.3(c) hereof, and in accordance with Section 6.1 and 6.2 hereof.

2.6
Reservation of Shares.  Pubco hereby agrees that there shall be reserved for issuance such number of shares of Pubco common stock as shall be required for issuance and delivery in connection with the Transaction contemplated by this Agreement.

2.7
Fractional Shares/Warrants.  Notwithstanding any other provision of this Agreement to the contrary, no certificate for fractional shares of the Pubco Shares will be issued in the Transaction.  Each Selling Shareholder who would otherwise be entitled to receive fractional shares of Pubco will, upon surrender of their certificates representing the Priveco Shares, receive a full share if the fractional share exceeds fifty percent (50%) and if the fractional share is less than fifty percent (50%), the fractional share shall be cancelled.

2.8	Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS

The Selling Shareholders represent and warrant to Pubco as follows:

3.1
Ownership of Stock.  Each Selling Shareholder is the lawful owner of his Priveco Shares to be transferred to Pubco free and clear of all pre-emptive or similar rights or liens, and the delivery to Pubco of the Priveco Shares pursuant to the provisions of this Agreement will transfer to Pubco valid title thereto, free and clear of all liens. To the knowledge of each Selling Shareholder, the Priveco Shares to be exchanged herein has been duly authorized and validly issued and is fully paid and non-assessable.

3.2
Authority to Execute and Perform Agreement; No Breach.  Each Selling Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the Priveco Shares and to perform fully his respective obligations hereunder. This Agreement has been duly executed and delivered by each Selling Shareholder and, assuming due execution and delivery by, and enforceability against, Pubco, constitutes the valid and binding obligation of each Selling Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental entity, and no approval or consent of, or filing, with any other person is required to be obtained by the Selling Shareholders or in connection with the execution and delivery by the Selling Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each Selling Shareholder and the consummation of the Transactions contemplated hereby in accordance with the terms and conditions hereof by each Selling Shareholder will not:

(a)
violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Selling Shareholder is a party or by or to which any of the properties and assets of any of the Selling Shareholders may be bound or subject;

(b)
violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Selling Shareholder or the securities, assets, properties or business of any of them is bound; or

(c)	violate any statute, law or regulation to which any Selling Shareholder is subject.

3.3	Securities Matters.

(a)	Each Selling Shareholder has been advised that the Pubco Shares have not been registered under the Securities Act, or any state securities act in reliance on exemptions therefrom.

(b)
The Public Company Stock is being acquired solely for each Selling Shareholder’s own account, for investment and is not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof. Each Selling Shareholder has no present plans to enter into any such contract, undertaking, agreement or arrangement and each Selling Shareholder further understands that the Pubco Shares may only be resold pursuant to a registration statement under the Securities Act, or pursuant to an available exemption therefrom.

(c)
Each Selling Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.  Each Selling Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Pubco Shares.  Each of the Selling Shareholders is not registered as a broker or dealer under Section 15(a) of the Exchange Act, affiliated with any broker or dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority.

4.	REPRESENTATIONS AND WARRANTIES OF PRIVECO

Priveco and, if and when appropriate, Management and the Purchasing Shareholders, represent and warrant to Pubco as follows:

4.1
Organization and Good Standing.  Priveco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and to operate its properties and to carry on its business as now being conducted.  Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, operates and/or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of Priveco.

4.2
Authority to Execute and Deliver.  Priveco has all requisite corporate power and authority to execute and deliver this Agreement and the Closing Documents (collectively, the “Priveco Documents”) and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco’s board of directors.  No other corporate or shareholder action is necessary to authorize such documents or to consummate the transactions contemplated hereby.  The Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be duly executed and delivered by Priveco and will constitute valid and binding obligations of Priveco, enforceable against it in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3
Capitalization of Priveco.  The entire authorized capital stock and other equity securities of Priveco consists of 10,000 common shares (the “Priveco Common Stock”).  As of the date of this Agreement, there are 10,000 shares of Priveco Common Stock issued and outstanding.  All of the issued and outstanding shares of Priveco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of Hong Kong.  There are no outstanding bonds, notes, debentures, options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional common shares of Priveco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any common shares of Priveco Common Stock.  There are no agreements purporting to restrict the transfer of the Priveco Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Common Stock.

4.4
Shareholders of Priveco Common Stock. Schedule 4.4 contains a true and complete list of the holders of all issued and outstanding shares of the Priveco Common Stock including each holder’s name, address and number of Priveco Shares held.

4.5	Directors and Officers of Priveco. The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 4.5.

4.6
Corporate Records of Priveco.  The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

4.7	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco, or any of its respective material property or assets;

(b)	violate any provision of the formation or organizational documents of Priveco or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco or any of its property or assets.

4.8
Actions and Proceedings.  There is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco, or which involves any of the business, or the properties or assets of Priveco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco or the ability of Priveco to perform its obligations hereunder (a “Priveco Material Adverse Effect”).  There is no reasonable basis for any claim or action that would have such a Priveco Material Adverse Effect.

4.9	Compliance.

(a)
To the best knowledge of Priveco, Priveco is in compliance with, is not in default of and is not in violation, any material respect, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco;

(b)	Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)
Priveco has duly filed all reports and returns required to be filed by it with all government authorities, and has obtained all governmental permits, authorizations and other governmental consents necessary for the operation of its business.  All permits, authorizations and consents obtained by it are in full force and effect, and there is no proceeding for the suspension or cancellation of any of such permits or consents.  There is no investigation pending, or to the best of Priveco’s knowledge, threatened against Priveco relating to any of the permits or consent obtained by Priveco; and

(d)
Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Priveco has received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

4.10
Filings, Consents and Approvals.  Other than as set forth in Section 4.19 below, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco of the Transaction contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

4.11
Financial Representations.  Schedule 4.11 hereto contains true, correct, and complete copies of the consolidated audited balance sheet for Priveco dated as of December 31, 2009 (the “Priveco Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for such fiscal years then ended (collectively, the “Priveco Financial Statements”).  The Priveco Financial Statements:

(a)	are in accordance with the books and records of Priveco;

(b)	present fairly the financial condition of Priveco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP by an audit firm duly registered with the Public Company Accounting Oversight Board.

Priveco has not received any advice or notification from its independent certified public accountants that Priveco has used or is using any improper accounting practice that would have the effect of incorrectly reflecting in the Priveco Financial Statements or the books and records of Priveco, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of Priveco accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of Priveco.  Priveco has not engaged in any transaction, maintained any bank account, or used any funds of Priveco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Priveco.

4.12	Absence of Undisclosed Liabilities. Priveco has any material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed US$5,000, which:

(a)	are not set forth in the Priveco Financial Statements or have not been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)
have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Priveco Financial Statements

4.13	Tax Matters.

(a)	As of the date hereof:

(i)
Priveco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco, and

(ii)	all such returns are true and correct in all material respects;

(b)
Priveco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established adequate reserve therefore for those Taxes not yet due and payable;

(c)
Priveco is not presently under, or has not received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)
All Taxes required to be withheld on or prior to the date hereof from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)
The Priveco Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to Priveco for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

4.14	Absence of Changes. Since the Priveco Accounting Date, Priveco has not:

(a)
incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except in the ordinary course of business;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)
received notice or had any knowledge of any actual or threatened action, proceeding, occurrence, event or condition of any similar character relating to its Intellectual Property or the Intellectual Property of an other person or entity which has had or might have an effect on its business, operations, assets, properties or prospects;

(j)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate US$2,500;

(k)
increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(l)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(m)	agreed, whether in writing or orally, to do any of the foregoing.

4.15	Absence of Certain Changes or Events. Since the Priveco Accounting Date, there has not been:

(a)	a Priveco Material Adverse Effect; or

(b)	any material change by Priveco in its accounting methods, principles or practices.

4.16
Subsidiaries.  Other than Shenzhen RPD, all of the issued and outstanding shares of which are owned, or to be owned at Closing, by Priveco, Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.17
Personal Property. Priveco and/or its subsidiaries possess, and have good and marketable title of all property necessary for the continued operation of its business as presently conducted and as represented to Pubco.  All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used.  All material equipment, furniture, fixtures and other tangible personal property and assets owned by Priveco and/or its subsidiaries are owned by it free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in  Schedule 4.17.

4.18	Intellectual Property. Priveco and its Management represent and warrant that:

(a)
Intellectual Property Assets.  Priveco, through its wholly owned subsidiary Shenzhen RPD, owns or holds an interest in all Intellectual Property necessary for the operation of its business, as it is currently conducted (collectively, the “Intellectual Property Assets”).  Schedule 4.18(a) contains a complete and accurate list of all Intellectual Property Assets, including:

(i)	all functional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the “Marks”);

(ii)	all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”);

(iii)	all copyrights in both published works and unpublished works (collectively, the “Copyrights”); and

(iv)
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Priveco as licensee or licensor (collectively, the “Trade Secrets”).

(b)
Agreements.  Schedule 4.18(b) contains a complete and accurate list and summary description, including any royalties paid or received by Priveco, of all contracts and agreements relating to the Intellectual Property Assets to which Priveco is a party or by which Priveco is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than US$500 under which Priveco is the licensee.  There are no outstanding or to the best knowledge of Priveco, threatened disputes or disagreements with respect to any such agreement.

(c)
Intellectual Property and Know-How Necessary for the Business.  Except as set forth in Schedule 4.18(c), Priveco, including its subsidiaries, is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use all of the Intellectual Property Assets, without payment to a third party.  All former and current employees and contractors of Priveco, including its subsidiaries, have executed written contracts, agreements or other undertakings with Priveco that require disclosure and assignment of all rights to any inventions, improvements, discoveries, or information relating to the business of Priveco.  To the best knowledge of Priveco, no employee or contractor of Priveco has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Priveco.  No employee, director, officer or shareholder of Priveco owns directly or indirectly in whole or in part, any Intellectual Property Asset which Priveco is presently using or which was developed during the time of their engagement or employment by Priveco.

(d)
Patents.  Except as set out in Schedule 4.18(d), Priveco holds the right, title and interest in and to the Patents.  To the best knowledge of Priveco, none of the products manufactured and sold, nor any process or know-how used, by Priveco infringes or has been challenged or threatened in any way and none of the products manufactured or sold, nor any process or know-how used, by Priveco infringes or is alleged to infringe any patent or other proprietary right of any other person.  No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.  All products made, used or sold under the Patents have been marked with the proper patent notice.

(e)
Trademarks. Except as set out in Schedule 4.18(e), Priveco and/or its subsidiaries hold the right, title and interest in and to the Marks.  To the best knowledge of Priveco and/or its subsidiaries, none of the Marks used by them have been challenged or threatened in any way. None of the Marks used by Priveco and/or its subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any other person.  Priveco and its subsidiaries further represent and warrant that:

(i)
All Marks have been registered with the applicable Patent and Trademark Office or its functional equivalent, are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)
No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Priveco’s, its subsidiaries’ or Selling Shareholders’ knowledge, no such action is threatened with respect to any of the Marks.

(iii)	To Priveco’s, its subsidiaries’ or Selling Shareholders’ knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(iv)	All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)
Copyrights.  Schedule 4.18(f) contains a complete and accurate list and summary description of all Copyrights.  Priveco is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.  If applicable, all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.  To the best knowledge of Priveco, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.  All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)
Trade Secrets.  Priveco has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets listed in Schedule 4.18(a).  Priveco has good title and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Priveco, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Priveco.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Priveco has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Priveco of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Priveco’s standard form, and all current and former employees and contractors of Priveco have executed such an agreement).

4.19
Foreign Corrupt Practices Act.  The Selling Shareholders and the Purchasing Shareholders are familiar with, fully understand and are aware of the requirements and prohibitions contained in the United States Foreign Corrupt Practices Act of 1977 (the “Corrupt Practices Act”).  Further, neither the issuance, sale, transfer and conveyance of the Pubco Shares to the Selling Shareholders and the Purchasing Shareholders, nor the purchase of the Priveco Shares by Pubco will violate the provisions of the Corrupt Practices Act, and the Pubco Shares received by the Selling Shareholders and the Purchasing Shareholders will not be used to facilitate payment to any government official, in contravention of the Corrupt Practices Act.

4.20
Compliance with M&A Regulations.  Priveco and the Selling Shareholders have complied with all of the regulations issued by the Ministry of Commerce of the People’s Republic of China and the China Securities Regulatory Commission applicable to the Transaction, including, but not limited to the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “M&A Regulations”).

4.21
Insurance.  The products sold by and the assets owned by Priveco and/or its subsidiaries are insured under various policies of general product liability and other forms of insurance listed in Schedule 4.21 hereof, consistent with prudent business practices.  All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Priveco, or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder.  All premiums to date have been paid in full.

4.22
Employees and Consultants.  All employees and consultants of Priveco and/or its subsidiaries have been paid all salaries, wages, income and any other sum due and owing to them by Priveco and its subsidiaries, as at the end of the most recent completed pay period.  Priveco and/or its subsidiaries are not aware of any labor conflict with any employees that might reasonably be expected to have a Priveco Material Adverse Effect.  To the best knowledge of Priveco and/or its subsidiaries, none of its employees  are in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Priveco and/or its subsidiaries or any other nature of the business conducted or to be conducted by them.  All of Priveco’s and its subsidiaries’ current employees and consultants are listed in Schedule 4.22 hereof.

4.23
Real Property. Priveco and/or its subsidiaries own the real property listed in Schedule 4.23 hereof.  Further, each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Priveco and/or its subsidiaries are a party or are bound, as set out in  Schedule 4.23, is legal, valid, binding, enforceable and in full force and effect in all material respects.  All rental and other payments required to be paid by Priveco and/or its subsidiaries pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases.  The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.  Neither Priveco and/or its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

4.24
Material Contracts and Transactions.  Schedule 4.24 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Priveco or any of its wholly owned subsidiaries, is a party (each, a “Contract”).  Each Contract is in full force and effect, and there exists no material breach or violation of or default by Priveco under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Priveco.  The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement.  There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

4.25	Certain Transactions. Priveco is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

4.26
No Brokers.  Priveco has not incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.27
Completeness of Disclosure.  No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

Notwithstanding Section 12.1 hereof, the representations and warranties contained in this section shall survive Closing indefinitely.

5.	REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE PUBCO SHAREHOLDERS

Pubco, and, if and when appropriate, the Pubco Shareholders, severally but not jointly, represent and warrant to Priveco and the Selling Shareholders as follows:

5.1
Organization and Good Standing.  Pubco is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to operate its properties and to carry on its business as now being conducted.  Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, operates and/or conducts business, except where the failure to be so qualified would have not a material adverse effect on the businesses, operations, or financial condition of Pubco.

5.2
Authority to Execute and Deliver.  Pubco and each of the Pubco Shareholders have all power and authority to execute and deliver this Agreement and the Closing Documents (collectively, the “Pubco Documents”) to be signed by Pubco and the Pubco Shareholders, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby.  The Pubco Documents when executed and delivered by Pubco as contemplated by this Agreement will constitute valid and binding obligations of Pubco enforceable against it in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

5.3
Capitalization of Pubco.  The entire authorized capital stock and other equity securities of Pubco consists of 100,000,000 shares of common stock with a par value of US$0.001 (the “Pubco Common Stock”).  As of the date of this Agreement, there are 46,816,665 shares of Pubco Common Stock issued and outstanding.  All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  Except as contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Common Stock as of the date of this Agreement.  There are no agreements purporting to restrict the transfer of the Pubco Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Pubco Common Stock.

5.4	Directors and Officers of Pubco. The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 5.4.

5.5
Corporate Records of Pubco.  The corporate records of Pubco, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

5.6	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the organization or formation documents of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its property or assets.

5.7
Validity of Pubco Common Stock Issuable upon the Transaction.  The Pubco Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

5.8
Actions and Proceedings.  To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”).  There is no reasonable basis for any claim or action that would have such a Pubco Material Adverse Effect.

5.9	Compliance.

(a)
To the best knowledge of Pubco, Pubco is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)
To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)
Pubco has duly filed all reports and returns required to be filed by it with all government authorities and has obtained all governmental permits and other governmental consents necessary for the conduct of its business.  All of such permits and consents obtained by it are in full force and effect, and there is no proceedings for the suspension or cancellation of any of such permits or consents.  There is no investigation pending or to the best knowledge of Pubco, threatened, against Pubco relating to the permits and consents obtained by it; and

(d)
Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

5.10
Filings, Consents and Approvals.  No permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction contemplated by this Agreement or to permit Pubco to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

5.11
SEC Filings.   Each report, schedule, registration statement and proxy statement filed by Pubco with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Pubco SEC Documents”) complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Pubco SEC Documents.

5.12
Financial Representations.  Included with the Pubco SEC Documents are true, correct, and complete copy of the audited balance sheet for Pubco dated as of February 28, 2010 (the “Pubco Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended (collectively, the “Pubco Financial Statements”).  The Pubco Financial Statements:

(a)	are in accordance with the books and records of Pubco;

(b)	present fairly the financial condition of Pubco as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP by an audit firm duly registered with the Public Company Accounting Oversight Board.

Pubco has not received any advice or notification from its independent certified public accountants that Pubco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Pubco Financial Statements or the books and records of Pubco, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of Pubco accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of Pubco.  Pubco has not engaged in any transaction, maintained any bank account, or used any funds of Pubco, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Pubco.

5.13	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	are not set forth in the Pubco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(c)
have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Pubco Financial Statements.

5.14	Tax Matters.

(a)	As of the date hereof:

(i)
Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)
Pubco is not presently under, and has not received notice of, any contemplated investigation or audit by the Canada Revenue Agency or the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)
All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)
To the best knowledge of Pubco, the Pubco Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to Pubco for the accounting period ended on the Pubco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Pubco Accounting Date or for any profit earned by Pubco on or prior to the Pubco Accounting Date or for which Pubco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Pubco Financial Statements.

5.15	Absence of Changes. Since the Pubco Accounting Date, except as disclosed in the Public SEC Documents and except as contemplated in this Agreement, Pubco has not:

(a)
incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities, the failure to pay or discharge which has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except in the ordinary course of its business;

(c)
created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)
made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)
declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)
received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate US$5,000;

(j)
other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

5.16	Absence of Certain Changes or Events. Since the Pubco Accounting Date, except as and to the extent disclosed in the Pubco SEC Documents, there has not been:

(a)	a Pubco Material Adverse Effect; or

(b)	any material change by Pubco in its accounting methods, principles or practices.

5.17
Subsidiaries.  Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations, except as disclosed in the Pubco SEC Documents.

5.18	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco, except as disclosed in the Pubco SEC Documents.

5.19	Employees and Consultants. Pubco does not have any employees or consultants, except as disclosed in the Pubco SEC Documents.

5.20
Material Contracts and Transactions.  Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco or as disclosed in the Pubco SEC Documents.

5.21
No Brokers.  Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

5.22
Completeness of Disclosure.  No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.23	Pubco shall assume the responsibility for all attorney fees and expenses relating to the preparation and filing of the Transferred Patent Applications and maintenance fees for the Transferred Patents.

5.24	Pubco shall be solely responsible for the prosecution, maintenance and abandonment of the Transferred Patents and Patent Applications.

6.	FINANCING

6.1
After Closing, Pubco shall use its commercially reasonable efforts to raise up to US$1,000,000 of new capital for the newly consolidated Pubco, either through the issuance of equity, convertible securities or debt, or a combination thereof, at a purchase price to be determined by Pubco (the “Financing”).

6.2
In order to mitigate the effects of the Financing set forth in Section 6.1 above, the parties agree that of the 12,000,000 Newly Issued Pubco Shares that may be released to the Selling Shareholders upon the expiry of the one year escrow of the Escrow Shares (as set forth in Section 2.5(b) hereof) up to 5,800,000 Newly Issued Pubco Shares may be subject to further cancellation, as follows:

(i)
If after twelve (12) months from the conclusion of the Financing, the EBITDA of Shenzhen RPD is less than US$300,000, the Selling Shareholders shall retain ownership of 6,200,000 Newly Issued Pubco shares and the remaining 5,800,000 Newly Issued Pubco Shares shall be released to Pubco for cancellation;

(ii)
If after twelve (12) months from the conclusion of the Financing, the EBITDA of Shenzhen RPD is less than US$850,000 but greater than US$300,000, the Selling Shareholders shall retain ownership of 9,000,000 Newly Issued Pubco Shares and 3,000,000 Newly Issued Pubco Shares shall be released to Pubco for cancellation;

(iii)
If after twelve (12) months from the conclusion of the Financing, the EBITDA of Shenzhen RPD is US$850,000 or greater, the Selling Shareholders shall retain ownership of the 12,000,000 Newly Issued Pubco Shares allocated to them.

7.	CLOSING CONDITIONS

7.1
Conditions Precedent to Closing by Pubco.  The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 12.7.

(a)
Representations and Warranties.  The representations and warranties of Priveco and the Selling Shareholders set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco will have delivered to Pubco an officer’s certificate executed by a duly authorized officer of Priveco dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)
Performance.  All of the covenants and obligations that Priveco and the Selling Shareholders are required to perform or comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents.  This Agreement, the Priveco Documents, the Priveco Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, will have been duly executed and delivered to Pubco.

(d)
Legal Opinion. Pubco shall have received a legal opinion from counsel to Priveco attesting to (i) the validity and legality of the Transactions contemplated by this Agreement; (ii) the compliance by the Selling Shareholders of the requirements of the SAFE Circulars; (iii) the compliance by the Selling Shareholders and Priveco with the M&A Regulations; and (iv) the validity and transferability of the Intellectual Property Assets.

(e)	Third Party Consents. Pubco will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to Pubco.

(f)
Employment Agreements.  Pubco will have received from Priveco copies of all agreements or arrangements that evidence the employment of the officers of Priveco as set out on Schedule 7.1(f) attached hereto.

(g)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.

(h)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(i)	Outstanding Shares. Priveco will have no more than 10,000 shares of Priveco Common Stock issued and outstanding on the Closing Date.

(j)
Delivery of Financial Statements. Priveco will have delivered to Pubco the Priveco Financial Statements, which financial statements will include audited financial statements, prepared in accordance with GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

(k)	Due Diligence Review of Financial Statements. Pubco and its accountants will be reasonably satisfied with their due diligence investigation and review of the Priveco Financial Statements.

(l)
Due Diligence Generally.  Pubco and its representatives will be reasonably satisfied with their due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)	materials, documents and information in the possession and control of Priveco and the Selling Shareholders which are reasonably germane to the Transaction;

(ii)	a physical inspection of the assets of Priveco by Pubco or its representatives; and

(iii)	title to the material assets of Priveco, including the Intellectual Property Assets.

(m)
Compliance with Securities Laws.  Pubco will have received evidence satisfactory to Pubco that the Pubco Shares issuable in the Transaction will be issuable without registration pursuant to the Securities Act in reliance on a safe harbor from the registration requirements of the Securities Act provided by Regulation S.

In order to establish the availability of the safe harbor from the registration requirements of the Securities Act for the issuance of Pubco Shares to each Selling Shareholder or their nominees, Priveco will deliver to Pubco on Closing, a certificate of Non-US Shareholder duly executed by each Selling Shareholder.

7.2
Conditions Precedent to Closing by Priveco.  The obligation of Priveco and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 12.7.  The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of Priveco and the Selling Shareholders and may be waived by Priveco and the Selling Shareholders in their discretion.

(a)
Representations and Warranties.  The representations and warranties of Pubco set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)
Performance.  All of the covenants and obligations that Pubco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.  Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)
Transaction Documents.  This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)
Third Party Consents.  Priveco will have received from Pubco duly executed copies of all third-party consents, permits, authorisations and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity contemplated by this Agreement, in the form and substance reasonably satisfactory to Priveco.

(e)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.

(f)
No Action.  No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)	Outstanding Shares

On the Closing Date, Pubco will have no more than 46,816,615 shares of common stock issued and outstanding, prior to the issuance of the shares provided for herein.

(h)	Public Market. On the Closing Date, the shares of Pubco Common Stock will be quoted on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.

(i)
Due Diligence Review of Financial Statements.  Priveco and its accountants will be reasonably satisfied with their due diligence investigation and review of the Pubco Financial Statements, the Pubco SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(j)
Due Diligence Generally.  Priveco will be reasonably satisfied with their due diligence investigation of Pubco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

8.	ADDITIONAL COVENANTS OF THE PARTIES

8.1
Compliance with SAFE Circulars and M&A Regulations.  The Selling Shareholders and Priveco shall complete and file all necessary applications, permits and registrations required under the SAFE Circulars and the M&A Regulations in order to continue to give effect to the Transaction contemplated under this Agreement.

8.2
Notification of Financial Liabilities.  Priveco will immediately notify Pubco in accordance with Section 12.7 hereof, if Priveco receives any advice or notification from its independent certified public accounts that Priveco has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of Priveco, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect for a period of two (2) years.

8.3
Access and Investigation.  Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will, and will cause each of their respective representatives, to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)
furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other party may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other party may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party.  Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

8.4
Confidentiality.  All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be, subject to Priveco’s obligation to comply with applicable law, kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) until the Transaction contemplated by this Agreement is completed without the prior written consent of Priveco.  If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will, subject to its right to retain such information for archival purposes and subject to its obligation to comply with applicable law,  immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business.  Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent.  If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business.

8.5
Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of its respective representations and warranties as of the date of this Agreement.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

8.6
Exclusivity.  Until such time as this Agreement is terminated pursuant to this Agreement, Priveco and Pubco (subject to its compliance with its fiduciary duties) will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Priveco, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

8.7
Conduct of Priveco and Pubco Business Prior to Closing.  From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated, in compliance with all applicable laws, and use its best efforts to preserve its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.  From the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

8.8
Certain Acts Prohibited – Priveco.  Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its Certificate of Incorporation, Articles of Incorporation or other incorporation documents or their functional Chinese equivalent;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)
issue, deliver, sell, redeem, pledge or otherwise encumber or subject to any lien any shares of the Priveco Common Stock, or grant any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	not:

(i)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Priveco Common Stock, or

(ii)	split, combine or reclassify any Priveco Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Priveco Common Stock; or

(f)
not increase benefits or compensation expenses of Priveco, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

8.9
Certain Acts Prohibited - Pubco.  Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business;

(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business;

(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock; or

(d)	materially increase benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

8.10
Public Announcements.  Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required to comply with applicable laws or regulatory requirements.

8.11
Limited Recourse.  Each of the parties hereto hereby acknowledges and agrees that in the event that any claim of whatever nature, whether based on tort, breach of contract or any other legal theory, is asserted against either or both of the Pubco Shareholders, that they will have no personal recourse against such Pubco Shareholders; and the affected party’s only source of recovery shall be the cash consideration actually paid by the Selling Shareholders to the Pubco Shareholders.

9.	CLOSING

9.1	Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for Pubco or at such other location as agreed to by the parties.

9.2
Closing Deliveries of Priveco and the Selling Shareholders.  At Closing, Priveco and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Pubco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Transaction;

(b)
if any of the Selling Shareholders appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this Agreement, a valid and binding power of attorney or its Chinese equivalent from such Selling Shareholder;

(c)	share certificates representing the Priveco Shares as required by Section 2.5 of this Agreement; provided, however, that those shares shall be re-certificated in the name of Pubco at the Closing Date;

(d)	all certificates and other documents required by Sections 2.5 and 7.1 of this Agreement;

(e)	a certificate of an officer of Priveco, dated as of Closing, certifying that:

(i)	each covenant and obligation of Priveco has been complied with; and

(ii)	each representation, warranty and covenant of Priveco is true and correct as if made on and as of the Closing; and

(f)	the Priveco Documents, the Priveco Financial Statements and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction.

9.3	Closing Deliveries of Pubco. At Closing, Pubco will deliver or cause to be delivered the following , fully executed and in the form and substance reasonably satisfactory to Priveco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco evidencing approval of this Agreement and the Transaction;

(b)	all certificates and other documents required by Section 7.2 of this Agreement;

(c)	share certificates representing the Pubco Shares containing the legends set forth in Section 2.4 hereof to the Escrow Agent;

(d)	a certificate of an officer of Pubco, dated as of Closing, certifying that:

(i)	each covenant and obligation of Pubco has been complied with; and

(ii)	each representation, warranty and covenant of Pubco is true and correct at the Closing as if made on and as of the Closing; and

(e)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction.

9.4
Closing Deliveries of Pubco Shareholders.  At Closing, each Pubco Shareholder will deliver share certificates representing the Pubco Shares containing the legends set forth in Section 2.4 hereof to the Escrow Agent.

10.	TERMINATION

10.1	Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	mutual agreement of Pubco and Priveco;

(b)
Pubco, if there has been a material breach by Priveco or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholders that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or the Selling Shareholders that by its nature cannot be cured);

(c)
Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

(d)	Pubco or Priveco, if the Transaction contemplated by this Agreement has not been consummated prior to August 31, 2010, unless the parties hereto agree to extend such date in writing; or

(e)
Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority is issued preventing or seeking to prevent the consummation of the Transaction contemplated by this Agreement.

10.2
Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any of its obligations as set forth herein.

11.	INDEMNIFICATION, REMEDIES, SURVIVAL

11.1
Certain Definitions.  For the purposes of this Article 10, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco including damages for lost profits or lost business opportunities.

11.2
Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)
the breach by Priveco, the Selling Shareholders or by Management of any representation or warranty of Priveco, the Selling Shareholder or by Management contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement;

(b)
the breach or partial breach by Priveco, the Selling Shareholder or by Management of any covenant or agreement of Priveco, the Selling Shareholder or by Management made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(c)	any claims, actions or suits predicated on the conduct of Priveco’s business prior to Closing.

11.3
Agreement of the Selling Shareholders to Indemnify.  The Selling Shareholders will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	any breach by the Selling Shareholders of Section 2.4 of this Agreement; or

(b)	any misstatement, misrepresentation or breach of the representations and warranties made by the Selling Shareholders, Priveco or by Management contained in or made pursuant to this Agreement.

(c)
any third party claim, suit or action that making, using or selling of an item pursuant to the Intellectual Property infringes any United States or China patents or copyright of such third party or constitutes the misappropriation of any trade secret of such third party.

(i)
In order to protect Pubco from any third party claims relating to the Intellectual Property, the Selling Shareholders agree to place the Escrow Shares with Gersten Savage LLP, as escrow agent (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(ii)
In addition to any other rights available to Pubco pursuant to this Agreement, in the event that any claim relating to the Intellectual Property is made against Pubco or any of its shareholders within one year from the Closing Date, the Escrow Shares shall immediately be released to Pubco, for cancellation.

(iii)
In the event that within one year from the Closing Date, no claim relating to the Intellectual Property has been made against Pubco or any of its shareholders, the Escrow Agent shall, immediately thereafter, release the Escrow Shares to the Selling Shareholders, in accordance with Schedule 11.3(c) hereof.

11.4
Agreement of Pubco to Indemnify.  Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)
the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)
the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

11.5
Application of Indemnification Provisions.  The obligations to indemnify, defend and hold harmless set forth in Sections 11.2 to 11.4 above will not apply unless the indemnified party (i) promptly notifies the indemnifying party of any matters in respect of which the indemnity may apply and of which the indemnified party has knowledge; (ii) gives the indemnifying party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; and (iii) cooperates with the indemnifying party, at the indemnifying party’s cost and expense, in the defense or settlement thereof.  The indemnified party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis.

12.	MISCELLANEOUS PROVISIONS

12.1
Effectiveness of Representations; Survival.  Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.  Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date, except for title, taxes, employee benefits, and environmental matters, which should remain until the running of the applicable statute of limitations.

12.2
Survival of Intellectual Property Warranties.  The representations and warranties of Priveco relating to Intellectual Property, contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and continue in full force and effect until the running of the applicable statute of limitations.

12.3
Further Assurances.  Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

12.4	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

12.5
Expenses.  Each party will bear their own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, accountants and legal advisors.

12.6
Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.

12.7
Notices.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, or electronic mail when sent to an email address known to be used by the other party) and mailed, telegraphed, telecopied or delivered to the other party, shall be effective when given, and shall be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. postal service where posted to an address in the U.S., Canada or other postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with a nationally recognized overnight courier, freight prepaid, if delivered by overnight courier where the address is within the U.S. or Canada, (iv) the day of facsimile transmission, if delivered by facsimile transmission, and proof of such facsimile transmission is provided by means of a confirmation, (v) one (1) business day if sent by electronic mail and scanned in a “.pdf” format and sent to an email address listed below and no notification has been received in one (1) business day with an error or similar message indicating that such electronic delivery was unsuccessful; or (vi) where the address is outside of the U.S., seven (7) business days after the deposit with a nationally recognized overnight courier, and shall be addressed:

(1)	if to Priveco, the Selling Shareholders or the Purchasing Shareholders,

UHF Logistics, Ltd.
Floor 4-5, An Le Industrial Park
Nan Tou, Shenzhen
518000
Facsimile: +86 (755) 2697-6126
Email:

With a copy to:

[_____]

Which copy shall not constitute notice.

(2)	if to Pubco and the Pubco Shareholders,

Regal Group Inc.
3723 E. Maffeo Road
Phoenix, Arizona, USA 89050
Facsimile: (516) 659-6677
Email:  ericlwild@aol.com
Attn:  Eric Wildstein

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, NY 10022
Attn.: David E. Danovitch, Esq.
Facsimile: (212) 980-5192

Which copy shall not constitute notice.

12.8	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

12.9	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

12.10
Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties, except that Pubco may assign any of its rights hereunder to any of its affiliates without the consent of Priveco or the Selling Shareholders.

12.11	Governing Law. This Agreement will be governed by and construed in accordance with the laws of New York applicable to contracts made and to be performed therein.

12.12
Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

12.13	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

12.14
Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of New York, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

12.15
Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

12.16	Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax or PDF format and such execution by fax or PDF format will be effective for all purposes.

12.17	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have executed this Share Exchange Agreement as of the day and year first above written.
REGAL GROUP INC.

By:
Authorized Signatory
Name: Eric Wildstein
Title: President

UHF LOGISTICS, LTD.
By:
Authorized Signatory
Name:
Title:

SELLING SHAREHOLDERS:

Jun Su

Xiao Qiong Chai

Hai Feng Qin

Guo Lian Zhang

PURCHASING SHAREHOLDERS:

Si You Su

Jun Tang

Yan ling Li

PUBCO SHAREHOLDERS:

Eric Wildstein

PUBCO SHAREHOLDERS:

Parrish Medley

ANNEX A

Pubco Shareholders

Name	Number of Shares to be Sold

Eric Wildstein	3,000,000

Parrish Medley	11,500,000

ANNEX B

Selling Shareholders

Name

Jun Su

Xiao Qiong Chai

Hai Feng Qin

Guo Liang Zhang

ANNEX C

Purchasing Shareholders

Name	Number of Shares to be Purchased

Si You Su	13,387,300

Jun Tang	1,075,000

Yan Ling Li	37,700

EXHIBIT A

Form of Promissory Note

EXHIBIT B

Form of Escrow Agreement

Schedule 1.1(s)

Transferred Know How

Invention Patent 1*
Certificate No. 480273
Name of invention: Anti-collision algorithm for multi-tag in UHF long-range automatic identification system;
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073223.0
Patent application date: 8 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 18 March 2009

Invention Patent 2*
Certificate No. 564926
Name of invention: Method and device for eliminating blind spots in transmission of space wave
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073224.5
Patent application date: 18 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 28 October 2009

*The two Invention Patent Certificates above were issued by the Intellectual Property Bureau of People’s Republic of China.  Shenzhen DDCT Communication Technology Co., Ltd, the “Patentee” of the above two invention patents has agreed to transfer these two invention patents to Shenzhen Rui Pu Da Electronic Technology Company Ltd, a corporation 100% owned by UHF Logistics Limited.  The Patentee has engaged, at its expense, Shen Zhen Zhong Zhi Patent & Trade Mark Agent Co., Ltd, as the transfer agent tasked with effectuating the transfer of the invention patents.

As of March 5, 2010, Shenzhen DDCT Communication Technology Co., Ltd. has signed the transfer agreements with UHF Logistics Limited relative to the assignment of the two invention patents above to Shenzhen Rui Pu Da Electronic Technology Company Ltd. The transfer is subject to mandatory registration with the State Bureau of Intellectual Property. Shenzhen DDCT Communication Technology Co., Ltd has engaged Shen Zhen Zhong Zhi Patent & Trade Mark Agent Co., Ltd to process the registrations.  The new registration books regarding the above transfers were approved on June 18, 2010 for Invention Patent 1, and June 21, 2010 for Invention Patent 2.

Schedule 1.1(t)

Transferred Patent and Patent Applications

Invention Patent 1
Certificate No. 480273
Name of invention: Anti-collision algorithm for multi-tag in UHF long-range automatic identification system;
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073223.0
Patent application date: 8 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 18 March 2009

Invention Patent 2
Certificate No. 564926
Name of invention: Method and device for eliminating blind spots in transmission of space wave
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073224.5
Patent application date: 18 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 28 October 2009
The above two Invention Patent Certificates were issued by the Intellectual Property Bureau of People’s Republic of China.

Schedule 1.1(u)

Transferred System Software

Software List

No.	Software Type软件类型	Software in Chinese 中文软件名	Software in English 英文软件名

1	办公软件/Office Software	金山WPS ofiice	WPS OFFICE 2003

2	财务软件/Financial software	金蝶 K3	Kingdee K3

3	程序软件/Software	VB6.0	Microsoft Visual Basic Script Editon6.0

4	操作系统/operating system	windows XP 联想OEM版	windows XP & Lenovo OEM version

5	杀毒软件/Antivirus Software	360杀毒	360 Antivirus Software

Schedule 2.2

Newly Issued Pubco Shares to be Issued to Selling Shareholders

Name	Number of Shares to be Received

Jun Su	3,700,000

Xiao Qiong Chai	2,150,000

Hai Feng Qin	3,075,000

Guo Liang Zhang	3,075,000

Schedule 4.4

Priveco Shareholders

Name	Address	Number of Priveco Shares
Jun Su	# 1213, 27 Jia Bin Road, Shenzhen, PRC	3,000

Xiao Qiong Chai	#1001, Ke Bo Garden, Jian Qin Road, Shenzhen, PRC	3,000

Hai Feng Qin	#322A, Tower B, Lotus Building, Shenzhen, PRC	2,000

Guo Liang Zhang	#1444 Building, 26 Tiancheng Garden, Hai Guang Road, Shenzhen, PRC	2,000

Schedule 4.5

Priveco Officers and Directors

Mr. Si You Su, Director, Chief Executive Officer and Chief Financial Officer, with address at Flat 202, 23 Jin Hong Road, Shenzhen, PRC

Mr. Jun Tang – Director, Chief Technology Officer, with address at Flat 2331, Building 13, Ting Na Garden, Jianshe Road, Shenzhen, PRC

Schedule 4.11

Priveco Financial Statements

Schedule 4.17

Claims Against Priveco Personal Property

None.

Schedule 4.18(a)

Intellectual Property Assets

The following Invention Patents represent the tangible list of Intellectual Property Assets.

Invention Patent 1*

Certificate No. 480273
Name of invention: Anti-collision algorithm for multi-tag in UHF long-range automatic identification system;
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073223.0
Patent application date: 8 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 18 March 2009

Invention Patent 2*

Certificate No. 564926
Name of invention: Method and device for eliminating blind spots in transmission of space wave
Inventor: Su Siyou and Gao Jun
Patent No.: ZL 2007 1 0073224.5
Patent application date: 18 February 2007
Patentee: Shenzhen DDCT Communication Technology Co., Ltd.
Authorization announcement date: 28 October 2009

*The two Invention Patent Certificates above were issued by the Intellectual Property Bureau of People’s Republic of China.  Shenzhen DDCT Communication Technology Co., Ltd, the “Patentee” of the above two invention patents has agreed to transfer these two invention patents to Shenzhen Rui Pu Da Electronic Technology Company Ltd, a corporation 100% owned by UHF Logistics Limited.  The Patentee has engaged, at its expense, Shen Zhen Zhong Zhi Patent & Trade Mark Agent Co., Ltd, as the transfer agent tasked with effectuating the transfer of the invention patents.

As of March 5, 2010, Shenzhen DDCT Communication Technology Co., Ltd has signed the transfer agreements with UHF Logistics Limited relative to the assignment of the two invention patents above to Shenzhen Rui Pu Da Electronic Technology Company Ltd. The transfer is subject to mandatory registration with the State Bureau of Intellectual Property.  Shenzhen DDCT Communication Technology Co., Ltd has engaged Shen Zhen Zhong Zhi Patent & Trade Mark Agent Co., Ltd to process the registrations.  The new registration books regarding the above transfers were approved on June 18, 2010 for Invention Patent 1, and June 21, 2010 for Invention Patent 2.

Schedule 4.18(b)

List and Description of Intellectual Property Agreements

There are no direct royalties paid for the use of the Intellectual Property Assets.  The Intellectual Property Assets are utilized on a project by project basis in the designing and functionality of the system supplied.  There is no agreement in place relative to the Intellectual Property Assets.

Schedule 4.18(c)

Liens, Encumbrances and Other Claims on Intellectual Property Assets

None.

Schedule 4.18(d)

List of Patents over Which Priveco Has No Title

None.

Schedule 4.18(e)

List of Marks over Which Priveco Has No Title

None.

Schedule 4.18(f)

List of Copyrights over Which Priveco Has No Title

None.

Schedule 4.21

Insurance Policies

None.

Schedule 4.22

Employees and Consultants

The following individuals are employees or consultants currently retained by UHF Logistics Limited*:

序 号 /No.	姓名/Name	ID	部门/Department	职位/position
1	秦海峰 /Haifeng Qing	441625198608031796	QC Department	工程师 /QC Engineer
2	唐俊 /Jun Tang	510102196008157471	Comprehensive & Support	总经理/GM
3	李艳玲 /Yanling Li	420802197304030644	Comprehensive & Support	总经理助理 /GM Assistant
4	杜业伟 /Yewei Du	452503198308061730	R&D Department	研发部经理 /R&D Manager
5	李艳 /Yan Li	610524198404224026	Production Department	生产经理 /Production Manager
6	孙鹏 /Peng Sun	211004197702066328	Human Resource Department	人事经理 /H&M Manager
7	王慧祺 /Huiqi Wang	220381198108221158	R&D Department	项目工程师 /Project Engineer
8	马建团/Jiantuan Ma	610421197704293016	R&D Department	项目工程师 /Project Engineer
9	田文强 /Wenqiang Tian	433127198011233411	Marketing	销售经理 /Sales Manager
10	龚西安 /Xian Gong	421022198209105158	Marketing	销售经理 /Sales Manager
11	罗红枚 /Hongmei Luo	430124198807034985	Finance Department	会计/Accountant
12	李兴从/Xingcong Li	43052819880620381x	Production Department	生产技术员/Production Engineer

All employees’ salary, social insurance payments and all other compensation due are currently paid by another company, Shenzhen DDCT Communication Technology Co., Ltd., with the consent of the employees listed above. There is currently no agreement in place between UHF Logistics Limited and Shenzhen DDCT relating to this compensation arrangement.

Schedule 4.23

Real Property and Leases

UHF does not own any real property.  It leases an office space located at RM 17A, Tower 2, Luo Hu Jin An Building, South Yan He RD., Luo Hu District, Shen Zhen at a monthly rate of RMB 2,700.00, which is payable before the 5th day of each month pursuant to a rental agreement with the owner of such property, Ms. Hui Zhao.  Such agreement is valid from July 1, 2009 to July 1, 2010.

Schedule 4.24

Material Contracts

Supplier	Nature	Description

Shen Zhen Pai Fei Te Electronic Technology Co., Ltd	Contract	Detector diode, phase-locked loop. Delivery against payment. Contract value: RMB 18,400.00.

Schedule 5.4

Pubco Officers

Name	Title

Eric Wildstein	Chief Executive Officer and President

Parrish Medley	Principal Financial Officer

Schedule 7.1(f)

Priveco Employment Agreements

None.

Schedule 11.3(c)

Release of Escrow Shares

(i)	Selling Shareholders retain ownership of 6,200,000 Newly Issued Pubco Shares:

Name	Number of Shares to be Received

Jun Su	2,200,000

Xiao Qiong Chai	850,000

Hai Feng Qin	1,575,000

Guo Liang Zhang	1,575,000

(ii)	Selling Shareholders retain ownership of 9,000,000 Newly Issued Pubco Shares:

Name	Number of Shares to be Received

Jun Su	2,610,000

Xiao Qiong Chai	1,610,000

Hai Feng Qin	2,390,000

Guo Liang Zhang	2,390,000

(iii)	Selling Shareholders retain ownership of 12,000,000 Newly Issued Pubco Shares:

Name	Number of Shares to be Received

Jun Su	3,700,000

Xiao Qiong Chai	2,150,000

Hai Feng Qin	3,075,000

Guo Liang Zhang	3,075,000